Exhibit 23.(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement S-1 (Registration Statement No. 333-158611) of Protective Life Insurance Company and its subsidiaries of our report dated March 30, 2011 relating to the financial statements, financial statement schedules and the effectiveness of internal control over financial reporting of Protective Life Insurance Company, which appears in Protective Life Insurance Company’s Annual Report on Form 10-K for the year ended December 31, 2010.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCooper LLP

PricewaterhouseCoopers LLP

Birmingham, Alabama

April 11, 2011